                                             EXHIBIT 1





                             Pricing Agreement


Goldman, Sachs & Co.,
85 Broad Street,
New York, New York  10004.

Chemical Securities Inc.,
270 Park Avenue,
New York, New York  10017.


                                                              July 12, 1994



Ladies and Gentlemen:

            The Scotts Company, a Delaware corporation (the "Company"), and the O.M. Scott & Sons Company, a Delaware Corporation ("Scott" and, together with the Company, the "Issuers") propose, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated July 12, 1994 (the "Underwriting Agreement"), to issue and sell to you as the Underwriters named in Schedule I hereto (the "Underwriters"), the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

            A Prospectus relating to the Designated Securities, in the form of the Preliminary Prospectus heretofore delivered to you, is now proposed to be filed with the Commission.

            Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Issuers agree to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuers, at the time and place and at the purchase price to the Underwriters set forth in
Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

            If the foregoing is in accordance with your understanding, please sign and return to us ten counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Issuers.

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                                    Very truly yours,

                                    The Scotts Company


                                    By: /s/ Richard D. Bergum
                                       Name: Richard D. Bergum
                                       Title: Treasurer

                                    The O.M. Scott & Sons Company


                                    By: /s/ Richard D. Bergum
                                       Name: Richard D. Bergum
                                       Title: Treasurer


Accepted as of the date hereof:

Goldman, Sachs & Co.


   /s/ Goldman, Sachs & Co.
    Goldman, Sachs & Co.


Chemical Securities Inc.


By: /s/ Peter A. Schmidt-Fellner
    Name: Peter A. Schmidt-Fellner
    Title: Managing Director

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                                 SCHEDULE I


                                                         PRINCIPAL
                                                         AMOUNT OF
                                                         DESIGNATED
                                                         SECURITIES
                                                         TO BE
                       UNDERWRITER                       PURCHASED

 Goldman, Sachs & Co.                                    $60,000,000
 Chemical Securities Inc.                                $40,000,000






















                                                       _____________
             Total . . . . . . . . . . . . . . . . . . $ 100,000,000

                                SCHEDULE II


TITLE OF DESIGNATED SECURITIES:

  9 7/8% Senior Subordinated Notes due August 1, 2004

AGGREGATE PRINCIPAL AMOUNT:

  $100,000,000

PRICE TO PUBLIC:

  99.212% of the principal amount of the Designated Securities, plus accrued interest from July 19, 1994.

PURCHASE PRICE BY UNDERWRITERS:

  96.762% of the principal amount of the Designated Securities.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

  Immediately Available Funds

INDENTURE:

  Indenture dated June 1, 1994, between the Issuers and Chemical Bank, as Trustee, as supplemented by the First Supplemental Indenture dated as of July 12, 1994, between the Issuers and Chemical Bank, as Trustee.

MATURITY:

  August 1, 2004

INTEREST RATE:

  9 7/8%

INTEREST PAYMENT DATES:

  February 1 and August 1, commencing February 1, 1995.

SUBORDINATION:

  The payment of principal of and premium, if any, and interest on the Designated Securities, and any other obligations of the Issuers in respect of the Designated Securities, will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt as defined in the Indenture.

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

REDEMPTION PROVISIONS:

  The Designated Securites shall be subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after August 1, 1999 and prior to maturity, at the following redemption prices
  (expressed in percentages of principal amount). If redeemed during the 12-month period beginning August 1,

                                                 Redemption
                Year                               Price

                1999                              104.9375%

                2000                              103.2917%

                2001                              101.6458%

  and thereafter at 100.0000% of their principal amount, together in each case with accrued interest to the redemption date.

SINKING FUND PROVISIONS:

  The Designated Securities shall not have the benefit of any sinking fund.

DEFEASANCE PROVISIONS:

  The provisions of Article Thirteen of the Indenture, relating to defeasance and covenant defeasance, shall apply to the Designated Securities.

TIME OF DELIVERY:

  July 19, 1994, 10:00 a.m. New York time

CLOSING LOCATION:

  Sullivan & Cromwell, 125 Broad Street, New York, New York